Exhibit 11.1


SHARPER IMAGE CORPORATION
STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months Ended
                                                              April 30,
                                                              ---------
Dollars in thousands, except per share amounts              1998           1997
                                                    ------------    -----------

Net Loss                                            $     (2,190)   $    (2,166)

Average shares of common stock
  outstanding during the period                        8,361,017      8,266,940
                                                    ============    ===========

Basic Loss per Share                                $      (0.26)   $     (0.26)
                                                    ============    ===========

Average shares of common stock
  outstanding during the period                        8,361,017      8,266,940

Add:
Incremental shares from assumed
  exercise of stock options (Diluted)                          *              *
                                                       8,361,017      8,266,940
                                                    ============    ===========

Diluted Loss per Share                              $      (0.26)   $     (0.26)
                                                    ============    ===========


* Incremental shares from assumed exercise of stock options are antidilutive for diluted loss per share, and therefore not presented.


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